NF Energy Saving Corporation Announces 1-for-3 Reverse Stock
Split and Ticker Symbol Change to NFEC

Company Positions for Upgraded Listing

SHENYANG, China, August 25, 2009- NF Energy Saving Corporation of America (OTC Bulletin Board: NFES; "NF Energy"), a Chinese leader in energy efficient flow control systems, announced today the Company’s ticker symbol has changed to (OTC BB: NFEC). The new ticker symbol will take effect with the start of trading on Wednesday, August 26, 2009.

In conjunction with the new symbol, the company will complete a 1-for-3 reverse stock split of its common stock. Prior to the market open on August 26, 2009, shareholders will receive one share of NFEC for every three shares of NFES they hold. The reverse stock split will be simultaneous for all of the Company's common stock and the exchange ratio will be the same for all of the Company's common stock. The reverse stock split will not affect any stockholder's percentage ownership interests in the Company.

Mr. Li Gang, Chairman and CEO of NF Energy commented, “Over the past several months we have been successfully executing our business plan while simultaneously taking the necessary steps to better position the Company to qualify for an upgrade to a more senior exchange. Both the American Stock Exchange and the NASDAQ have minimum price thresholds to qualify for listings, and today’s 1-for-3 reverse split should position the company to meet those thresholds. Today’s announcement, coupled with the recent steps we have taken regarding the appointment of independent board members, are important steps towards reaching our goal.”

About NF Energy Saving Corporation

Website: http://www.nfenergy.com

NF Energy Saving Corporation (OTC BB: NFEC) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. Headquartered in Shenyang city of China, the Company currently has 220 employees and several proprietary energy saving technologies and patents.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Howard Gostfrand
American Capital Ventures
305.918.7000
info@amcapventures.com
www.amcapventures.com